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                                                                   Exhibit 10.10

                               [OPNEXT LETTERHEAD]

March 5, 2001

Mr. Robert J. Nobile
38 Sloping Hill Terrace
Wayne, NJ  07470

Dear Robert:

On behalf of OpNext Inc. it gives me great pleasure to offer you employment as Senior Vice President of Finance reporting to Mr. Harry L. Bosco, CEO and President.

Your starting base salary will be $250,000 per year, payable in accordance with OpNext payroll policies.

You will receive a sign-on bonus of $25,000 that will be paid on the first pay date after hire in accordance with OpNext payroll policies. Please note that should you voluntarily terminate your employment with OpNext within twelve months of your date of hire, you agree by signing this employment offer to repay OpNext the full sign-on bonus.

You will receive options to acquire 150,000 shares of OpNext common stock subject to approval by the Board of Directors and to terms and conditions set forth in OpNext's stock option plan and in a non-qualified stock option agreement executed by you and OpNext at grant date which is equal to the date of hire. Vesting shall be as follows: 1/3 of the OpNext Stock Options shall vest on the first anniversary of the date of grant; 1/3 of the OpNext Stock Options shall vest on the second anniversary of the date of grant; and 1/3 of the OpNext Stock Options shall vest on the third anniversary of the date of grant. Any unvested OpNext Stock Options shall automatically cancel upon termination of employment with OpNext.

At the discretion of the Board, you will be eligible for salary increases, and additional option awards, which will be subject to company policy vesting agreements. You will also be eligible for annual cash bonus awards with a target of 40% of base salary at plan. We anticipate the plan will generally reward the participants based on overall company performance and individual performance.

You will be eligible to participate in the medical, dental , life and disability insurance plans of OpNext, and the Long Term Savings Plan for Employees (401K). You are entitled to 4 weeks vacation each year and holidays in accordance with the terms and conditions of OpNext's plans and policies as they exist from time to time.

In the event you decide to relocate your primary residence, OpNext will reimburse you for reasonable and customary moving costs. Also, you will be entitled to a company provided automobile or an equivalent allowance should the company adopt such a policy for its executives in the future.

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Please be aware that this document is an offer of at-will employment and should not be construed or interpreted as creating an implied or expressed guarantee of continued employment.

By accepting this offer, you agree that (1) you will execute and comply with the proprietary information, non-competition, non-solicitation and invention agreement or policy the company adopts for its employees from time to time; (2) no trade secret or proprietary information belonging to any previous employer generally will be disclosed or used by you at OpNext; and (3) you are not subject to any agreement or policy which may impact your future employment at OpNext, including non-disclosure, non-competition, invention assignment agreements or policies or agreements or policies containing future work restrictions.

In the event you are terminated without Cause (as defined below) you shall receive an amount equal to one times the total of your annual salary.

"Cause" means (i) your engagement in misconduct which is materially injurious to OpNext or any of its affiliates, (ii) your continued failure to substantially perform your duties to OpNext or any of its subsidiaries other than as a result of physical or mental disability, (iii) your repeated dishonesty in the performance of your duties to OpNext or any of its subsidiaries, (iv) your commission of an act or acts constituting any (x) fraud against, or misappropriation or embezzlement from OpNext or any of its affiliates, (y) crime involving moral turpitude, or (z) offense that could result in a jail sentence of at least 30 days or (v) your material breach of any confidentiality, non-solicitation, non-competition or inventions covenant entered into between you and OpNext or any of its subsidiaries.

You will be subject to all applicable federal, state and local taxes.

If you have any questions specific to the terms of this offer, feel free to contact me anytime. We appreciate your interest in OpNext and look forward to your decision.

OpNext Inc.

                                 By:   /s/ Harry L. Bosco                 3/5/01
                                       ---------------------
                                       Harry L. Bosco
                                       CEO and President
                                       OpNext Inc.

Agreed to and accepted:
/s/ Robert J. Nobile             Date:  3-5-01
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Robert J. Nobile

Anticipated Start Date:  3-5-01

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